Registration No.

    As filed with the Securities and Exchange Commission on April 24, 1997

           SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                       DATA SYSTEMS NETWORK CORPORATION
            (Exact name of Registrant as specified in its charter)

                 Michigan                             38-2649874
       (State or other jurisdiction of            (I.R.S. Employer
        incorporation or organization)           Identification No.)

                           34705 W. Twelve Mile Road
                                   Suite 300
                       Farmington Hills, Michigan 48331
                                (810) 489-7117
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                    Michael W. Grieves, Chairman, President
                          and Chief Executive Officer
                     34705 W. Twelve Mile Road, Suite 300
                       Farmington Hills, Michigan 48331
                                (810) 489-7117
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                   copy to:

                            Marguerite M. Gritenas
                              Dykema Gossett PLLC
                            400 Renaissance Center
                            Detroit, MI 48243-1668

         Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement is declared effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or investment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

                                               Proposed
                                               maximum       Proposed
                                               offering      maximum         Amount of
  Title of each class of     Amount to be      price per     aggregate     registration
securities to be registered   registered         share     offering price       fee
---------------------------  ------------      ---------   --------------  ------------

Units, comprised of two
  shares of Common Stock,
  $.01 par value, and two
  Redeemable Common Stock
  Purchase Warrants           60,000 Units     $12.50      $  750,000      $227.27
Common Stock, $.01 par
  value (1)                  120,000 Shares    $ ---       $   ---
Redeemable Common Stock
  Purchase Warrants (1)      120,000 Warrants  $ ---       $   ---

Common Stock, $.01 par
  value                      120,000 Shares(2) $ 6.25      $  750,000     $227.27

Total                                                      $1,500,000     $454.55


(1) Represents the shares of Common Stock and Redeemable Common Stock Purchase Warrants comprising the Units.

(2) Represents the maximum number of shares of Common Stock which are issuable upon the exercise of the Redeemable Common Stock Purchase Warrants.

         Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered hereby such indeterminate number of additional shares of Common Stock as may become issuable from time to time pursuant to the antidilution provisions of the Redeemable Common Stock Purchase Warrants.

         The Registrant Hereby Amends this Registration Statement on Such Date or Dates as May Be Necessary to Delay its Effective Date until the Registrant Shall File a Further Amendment Which Specifically States That this Registration Statement Shall Thereafter Become Effective in Accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement Shall Become Effective on Such Date as the Commission, Acting Pursuant to Said Section 8(a), May Determine.

                                  PROSPECTUS

                       DATA SYSTEMS NETWORK CORPORATION

                 60,000 Units consisting of 120,000 shares of Common Stock and 120,000 Redeemable
                 Common Stock Purchase Warrants

                 120,000 shares of Common Stock issuable upon exercise of Redeemable Common Stock Purchase
                 Warrants

         This Prospectus relates to 60,000 units ("Units"), each Unit consisting of two shares of Common Stock, par value $.01 per share (the "Common Stock"), and two redeemable Common Stock Purchase Warrants (the "Purchase Warrants") of Data Systems Network Corporation (the "Company") registered for issuance by the Company upon exercise of a transferable warrant (the "Representative's Warrant") issued by the Company to H. J. Meyers & Co., Inc. (as successor to Thomas James Associates, Inc.) (the "Representative"), the Representative of the several underwriters in the Company's initial public offering in November 1994 ("IPO").

         The Representative's Warrant entitles the holder or holders thereof to purchase an aggregate 60,000 Units at a price of $12.50 per unit until October 27, 1999. Such exercise price is subject to anti-dilution adjustment under certain circumstances. The Common Stock and the Purchase Warrants comprising the Units are immediately detachable and separately transferable.

         Each Purchase Warrant entitles the holder to purchase one share of Common Stock at a price of $6.25 per share until the Purchase Warrant
expires on October 27, 1999.   Such exercise prices are subject to
anti-dilution adjustments under certain circumstances. The Purchase Warrants are redeemable by the Company at $.05 per Purchase Warrant on 30 days prior written notice (i) with the prior written consent of the Representative or (ii) if the average closing bid price of the Common Stock for a period of 30 consecutive trading days exceeds $12.00 per share. In the event the Company exercises the right to redeem the Purchase Warrants, such Purchase Warrants would be exercisable until the close of business on the date fixed for redemption in such notice. If any outstanding Purchase Warrant called for redemption is not exercised by such date, it will cease to be exercisable and the holder will be entitled only to the redemption price.

         SEE "RISK FACTORS" ON PAGE 4 FOR CERTAIN INFORMATION WHICH SHOULD BE CAREFULLY CONSIDERED BEFORE PURCHASING SHARES OF COMMON STOCK OFFERED HEREBY.

         The total gross proceeds to the Company from this offering may range from zero to $1,500,000, if the Representative's Warrant is exercised in full and if all of the Purchase Warrants are exercised. The Company will pay estimated expenses relating to this offering of approximately $20,455. This offering is not being underwritten.

         The Company's Common Stock is traded on the Nasdaq Stock Market's SmallCap Market ("Nasdaq") under the symbol "DSYS" and on the Pacific Stock Exchange under the symbol "DSY". On April 23, 1997, the last reported sale price of the Company's Common Stock on Nasdaq was $10.13 per share .

         The Company's principal executive offices are located at 34705 West Twelve Mile Road, Suite 300, Farmington Hills, Michigan 48331 (telephone number: (810) 489-7117).

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is           , 1997

         NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE DISTRIBUTING SHAREHOLDER. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                             AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission") and the Pacific Stock Exchange, Inc. (the "PSE"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511, and may be inspected at the PSE at 301 Pine Street, San Francisco, California 94104. In addition, copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company.

         This Prospectus is a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information included in such Registration Statement. The Registration Statement may be inspected by anyone at the office of the Commission without charge, and copies of all or any part of it may be obtained upon payment of the Commission's charge for copying. For further information about the Company and its securities, reference is hereby made to such Registration Statement, and to the exhibits filed as part thereof or otherwise incorporated herein. Each summary herein of additional information included in the Registration Statement or any exhibit thereto is qualified in its entirety by reference to such inform exhibit.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents (and the amendments thereto) filed by the Company (Commission File No. 1-13424) with the Commission are hereby incorporated by reference and made a part hereof:

         (a) The description of the Company's Common Stock contained in the Prospectus forming a part of the Company's Registration Statement on Form S-1 (No. 33-81350) (incorporated by reference into the Company's Exchange Act Registration Statement on Form 8-A, filed on October 25, 1994); and

         (b)     Annual Report on Form 10-K for the year ended December 31,
                 1996.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities covered by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         To the extent the foregoing documents are incorporated by reference herein, copies may be obtained without charge (other than for exhibits to such documents) upon written request directed to: Shareholder Relations, 34705 West Twelve Mile Road, Suite 300, Farmington Hills, Michigan 48331 (telephone number: (810) 489-7117).

                                 RISK FACTORS

         Prospective investors should consider carefully the following factors before purchasing the securities offered hereby.

RECENT OPERATING LOSSES

         Although the Company reported a profit of $321,000 for the year ended December 31, 1996 primarily as a result of certain business acquisitions occurring during 1996, it reported losses of $613,000 and $291,000 for the years ended December 31, 1995 and 1994, respectively. The results for the year ended December 31, 1995 include a $620,000 increase in the Company's inventory reserves to cover the likely risk of future inventory obsolescence and a gain of $320,000 on the extinguishment of certain debt. The losses have also been affected by the fact that the Company's revenue mix has not optimized gross profits. The Company's service revenues historically have been associated with significantly higher profit margins than have its net sales. As a result, the Company's strategy is to maximize service revenues as a percentage of total revenues to the extent practicable. During 1996, the Company made two strategic acquisitions, began several new projects and took other internal measures to increase the level of service revenue as a component of total revenue. As a result of these measures, service revenues improved from 7.5% and 11.7% of total revenues in 1995 and 1994, respectively, to 18.8% in 1996. There can be no assurance, however, that service revenues and profit margins can be maintained at a level sufficient to cover the operating expense increases resulting from the recent acquisitions and geographic expansion. A significant portion of the increase was attributable to a contract with the State of Michigan which was acquired in connection with the acquisition of SofTech, Inc.'s Network Systems Group ("NSG"). The State of Michigan contract expires in August 1997. There can be no assurance that the Company will be awarded a new contract with the State of Michigan or that the terms of any such new contract would be as favorable to the Company as the current terms. While the Company believes that any loss of revenues from the loss of the State of Michigan relationship would be offset by revenue increases from other customers, the loss of the State of Michigan contract could have a material adverse effect on the Company's results of operations and financial condition.

FUTURE CAPITAL NEEDS

         The Company had working capital of $2.0 million at December 31, 1995 and a working capital deficit of $1.5 million at December 31, 1996. The deficit in 1996 is primarily the result of the cash used in connection with the NSG acquisition and investments made in the Company's general infrastructure and new network management center. The Company's principal credit facility is a bank line of credit. As of December 31, 1996, the Company was indebted under the line of credit in the amount of approximately $9.2 million, all of which is due on demand. There can be no assurance that the bank will not demand payment at a time at which the Company is unable to repay or refinance such indebtedness.

         In February 1997, the Company called for redemption of all of its outstanding redeemable common stock purchase warrants. As a result of exercises of such warrants on or prior to the March 10, 1997 redemption date, the Company issued a total of 1,256,000 shares of its Common Stock, received net proceeds of $7.4 million and significantly improved its working capital position.

         The Company's future capital requirements will depend on many factors, including cash flow from operations, competing market developments and future expansion plans, and may require the Company to raise additional funds through equity or debt financings. Any equity financings could result in dilution to the Company's shareholders, and any financing, if available at all, may be on terms unfavorable to the Company. If adequate funds are not available, the Company may be required to curtail its activities significantly.

POTENTIAL INABILITY TO MANAGE GROWTH

         The Company is experiencing rapid and significant growth which has placed, and may continue to place, a strain on the Company's management and resources. From August 1996 through November 1996, the number of the Company's employees increased from approximately 80 to 245 and further increases are anticipated during 1997. Approximately one-half of the increase is directly attributable to the NSG acquisition with the remainder due to the geographic expansions made possible by the acquisition. The Company's future performance and profitability will depend, in large part, on its ability to manage this growth, particularly with respect to its now decentralized workforce, which will require the Company to continue to improve its operational, financial and other internal systems. The Company's success in managing this growth will depend largely on its ability to minimize the initial inefficiencies and lack of productivity which occur as the new employees become accustomed to new work environments and operating procedures. The Company's ability to train these new employees effectively and efficiently in the Company's operating procedures and to overcome corporate culture differences will be critical in this regard. If the Company is unable to manage growth effectively or perform its services at anticipated levels, the Company's business, financial condition and results of operations may be materially adversely affected.

VARIABILITY OF OPERATING RESULTS

         The Company's quarterly and annual operating results have been subject to variation, and will continue to be subject to variation, from period to period depending upon factors such as the Company's revenue mix; the cost of materials, labor and technology; the costs associated with initiating new contracts or opening new offices; the economic condition of the Company's target markets; and the costs of acquiring and integrating new businesses. As a result of these factors and others, there can be no assurance that the Company will be profitable in the future on a quarterly or annual basis. It is possible that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to the Company's business, the price of the Common Stock may be materially adversely affected.

DEPENDENCE ON MAJOR VENDORS

         In general, the Company must be directly authorized by a manufacturer in order to sell that manufacturer's products. The Company is an authorized dealer for the microcomputer and related products of over 30 manufacturers. Sales by the Company of products manufactured by Compaq, Hewlett-Packard, Dell and IBM together accounted for between 45% and 55% of the Company's total revenues during each of the years ended December 31, 1996, 1995 and 1994. The Company's authorized dealer agreements with manufacturers are typically subject to periodic renewal and to termination on short notice. The Company's authorized dealer agreements, including those with Compaq, Hewlett-Packard, Dell and IBM, may be terminated by the manufacturer without cause on 30 to 90 days' notice or immediately upon the occurrence of certain events. The loss of a major manufacturer or the deterioration of the Company's relationship with a major manufacturer could have a material adverse effect on the Company's business. There can be no assurance that the Company will continue as an authorized dealer for any manufacturer, or that the current terms of its dealer agreements and other manufacturer arrangements, including pricing terms, will not be changed.

         The Company determines whether to purchase products from distributors or directly from manufacturers by surveying prices and product availability among the manufacturers and the distributors with whom it has contractual relationships. Distributors, which purchase products in large quantities, often are able to offer a better price on products due to volume discounts granted by manufacturers. The Company's contract with Inacom Corp., through which it purchased 20% of its product purchases in 1996, provides competitive pricing and inventory management terms and conditions allowing for ninety day returns of excess salable product, and limited returns on opened product and defective returns, subject to the policies of the product manufacturers. Like the other distributor agreements to which it is a party, the Inacom agreement is terminable by the Company or the distributor. The loss of all of the Company's relationships with distributors could result in higher product prices to the Company and potentially reduce the Company's profit margins, which in turn may have a material adverse effect on the Company's results of operations and financial condition.

COMPETITION

         The network integration and management market is highly competitive. The Company competes with local, regional and national computer retail chains, network integration specialist companies and manufacturers.
Depending on the customer, the Company competes on the basis of technological capability, price, breadth of product offerings and quality of service. Many of the Company's competitors are larger and have greater financial, marketing and human resources and geographic coverage than the Company. There can be no assurance that the Company will be able to compete successfully against existing companies or new entrants to the marketplace.

TECHNOLOGICAL CHANGE

         The network integration and management market is characterized by rapid technological change and frequent introduction of new products and product enhancements. Although technological change generally increases demand for the Company's services, there can be no assurance that the Company's current manufacturers and suppliers will be able to achieve the technological advances necessary to remain competitive, or that the Company will be able to obtain authorizations from new manufacturers or for new products that gain market acceptance. In addition, technological change may effect the valuation of inventory and spare parts. The Company's reserves for obsolete inventory were $1,174,000, $978,000 and $281,000 as of December 31, 1996, 1995 and 1994, respectively. The increase in the reserve in 1995 had a material adverse effect on the Company's results of operations and financial condition for 1995. While the Company believes its allowance for obsolescence is adequate, there can be no assurance that further material adjustments will not be necessary. In the event material adjustments are necessary, such adjustments are likely to have a material adverse effect on the Company's results of operations and financial condition.

DEPENDENCE ON KEY MANAGEMENT AND SERVICE PERSONNEL

         The success of the Company has been largely dependent on the skills, experience and efforts of its senior management and especially its President and Chief Executive Officer, Michael Grieves. The loss of the services of Mr. Grieves or other members of the Company's senior management could have a material adverse effect on the Company's business and prospects. The
Company maintains a key man life insurance policy on Mr. Grieves in the amount of $1,000,000.

         The Company's business is service-oriented and labor-intensive. The Company believes that its future success will also depend, to a large extent, on the continued service of its key technical employees and client and project managers and on its ability to continue to attract and retain such personnel. Competition for such personnel is intense, particularly for highly skilled and experienced technical personnel. Such personnel are in great demand and are likely to remain a limited resource for the foreseeable future. There can be no assurance that the Company will be able to attract, retain and motivate such personnel in the future, and the inability to do so may have a material adverse effect upon the Company's business, financial condition and results of operations.

POTENTIAL CLAIMS BY PRE-BANKRUPTCY CREDITORS

         The order confirming the Company's bankruptcy plan of reorganization was entered on May 22, 1992. The Plan provided for certain distributions to holders of claims against the Company which arose prior to the bankruptcy petition filing and which have been allowed by the bankruptcy court. These claims were settled, and the settlement was approved by the bankruptcy court on October 3, 1996. The settlement requires the payment of certain amounts and the distribution of certain warrants to such claim holders. Amounts due pursuant to the settlement have been accrued by the Company but have not yet been paid. The bankruptcy was discharged by the bankruptcy court on January 16, 1997.

         Some persons who may have had prepetition claims against the Company did not receive distributions because no proper proof of claim was filed or because the claim was disallowed based on the Company's objection. Those persons could file a motion in the bankruptcy court asserting that they did not receive proper notice of (i) the bankruptcy, (ii) the requirement that they file a claim or (iii) the objection to their claim. The Company believes that all required notices were given to all known prepetition creditors of the Company in connection with the bankruptcy. If one of those assertions could be proved, however, such a person may have the right to have their prepetition claim allowed and to receive distributions under the plan of reorganization. The aggregate amount of claims of such creditors is not readily quantifiable. Other than a claim raised by one creditor in 1994 and settled in early 1995, the Company has not received any communications from prepetition creditors asserting such a claim.

CONTROL OF THE COMPANY

         The Company's executive officers and directors beneficially own approximately 29% of the outstanding shares of Common Stock. Since there are no cumulative voting rights provided for in the Company's Articles of Incorporation, these persons, if they act in concert, may be in a position to effectively control the election of the members of the Board of Directors and to control most corporate actions requiring shareholder approval.

POSSIBLE DELISTING OF COMMON STOCK

         If the Company's Common Stock is subsequently delisted from the Nasdaq and the PSE, it may become subject to the so-called "penny stock" rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors if the market price per share (as defined) falls below $5.00. For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. Consequently, delisting, if it occurred, may affect the ability of broker-dealers to sell the Company's securities and the ability of shareholders to sell their securities in the secondary market.

         In addition, for any non-exempt transaction involving a "penny stock," the rules require the delivery, prior to the transaction, of a disclosure schedule relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock. Generally, transactions with respect to stock of issuers having at least $2,000,000 in tangible assets, transactions in which the customer is an institutional accredited investor and transactions that are not recommended by the broker-dealer are exempt from the disclosure rule.

ABSENCE OF PUBLIC MARKET FOR THE PURCHASE WARRANTS

         The Company has called all of its outstanding Purchase Warrants for redemption on March 10, 1997 and does not intend to list the Purchase Warrants offered by this Prospectus which are issuable upon exercise of the Representative's Warrant on Nasdaq or the PSE. Therefore, there will be no trading market for the Purchase Warrants offered by this Prospectus, and there can be no assurance as to the ability of holders of such Purchase Warrants to sell their Purchase Warrants or the prices at which holders of such Purchase Warrants would be able to sell them. If such a market were to exist, the Purchase Warrants could trade at prices lower or higher than the price at which they were purchased depending on many factors, including the Company's operating results, the market for the Company's Common Stock and the market for similar securities.

POSSIBLE ISSUANCE OF PREFERRED STOCK

         The Company is authorized to issue up to 1,000,000 shares of Preferred Stock. Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by shareholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. No Preferred Stock is currently outstanding and the Company has no present plans for the issuance thereof. The issuance of any Preferred Stock could affect the rights of the holders of Common Stock, and therefore, reduce the value of the Common Stock and make it less likely that holders of Common Stock would receive a premium for the sale of their shares of Common Stock. In particular, specific rights granted to future holders of Preferred Stock could be issued to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by its present owners.

SALES PURSUANT TO RULE 144

         Approximately 1.3 million shares of Common Stock are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act. Except for 300,000 shares which are held in escrow through no later than October 28, 1999, these "restricted securities" are eligible for sale, subject to the volume limitation and other conditions imposed by Rule 144. Under Rule 144, a person holding restricted securities for a period of two years may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the Company's then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Future sales of such shares and sales of shares underlying outstanding warrants or options could have an adverse effect on the market price of the Common Stock.

                                USE OF PROCEEDS

         The Company will receive all of the net proceeds from the exercise of the Units, as well as any additional proceeds received upon the exercise of the Purchase Warrants comprising any Units that are exercised. The Company intends to use the proceeds for general corporate and working capital purposes.

                             PLAN OF DISTRIBUTION

         The shares of Company Common Stock and Purchase Warrants underlying the Representative's Warrant are issuable from time to time upon the exercise of the Representative's Warrant by the holder or holders thereof. Upon exercise of the Representative's Warrant in accordance with the terms thereof, the Company shall cause to be delivered, to or upon the written order of the holder, certificates representing the shares of Common Stock and Purchase Warrants to which such holder is entitled. The Common Stock issuable upon exercise of the Purchase Warrants, when issued, will be included in the outstanding shares of the Company listed on Nasdaq and the PSE. The Company will pay the expenses incident to the registration of the securities being offered hereby.

                        DETERMINATION OF OFFERING PRICE

         The offering price of the Units issuable upon exercise of the Representative's Warrant was contractually established between the Company and the Representative in connection with and at the time of the IPO to be $16.50 per Unit, and the Purchase Warrants comprising the Units were initially exercisable at a price of $10.3125 per share until October 27, 1997 and $12.375 per share thereafter until expiration on October 27, 1999. Through independent negotiations between the Company and the Representative, the exercise price of the Representative's Warrant was reduced to $12.50 per Unit, and the exercise price of the Purchase Warrants comprising such Units was reduced to $6.25 per share.

                           DESCRIPTION OF SECURITIES

         The following statements with respect to the Company's securities are subject to the detailed provisions of the the Warrant Agreement and amendments thereto, which are filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Available Information."

Units

         Each Unit offered hereby consists of two shares of Common Stock and two Purchase Warrants, each Purchase Warrant representing the right to purchase one share of Common Stock. The Common Stock and Purchase Warrants comprising the Units will be immediately detachable and separately transferable upon issuance by the Company.

Purchase Warrants

         The Units being offered for sale in the Offering include Purchase Warrants to purchase a total of 120,000 shares of Common Stock which are subject to the Warrant Agreement between the Company and American Stock Transfer and Trust Company (the "Transfer and Warrant Agent"). The material terms of these Purchase Warrants are described below.

         Exercise Price and Terms. Each Purchase Warrant entitles the holder thereof to purchase one share of Common Stock at a price of $6.25 per share, subject to adjustment in accordance with the anti-dilution and other provisions referred to below. The holder of any Purchase Warrant may exercise such Purchase Warrant by surrendering the certificate representing the Purchase Warrant to the Transfer and Warrant Agent, with the election to purchase form on the reverse side of such certificate properly completed and executed, together with payment of the exercise price. The Purchase
Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Purchase Warrants on October 27, 1999.

         The Purchase Warrants are subject to redemption at $.05 per Purchase Warrant on 30 days' written notice if the average of the closing bid price of the Common Stock for a period of 30 consecutive trading days exceeds $12.00 per share. The Company shall promptly announce any redemption by publication in The Wall Street Journal at the time of the mailing of the redemption notice to the holders. In the event the Company exercises the right to redeem the Purchase Warrants, such Purchase Warrants will be exercisable until the close of business on the date for redemption fixed in such notice. If any outstanding Purchase Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

         The exercise prices of the Purchase Warrants bear no relation to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby.

         Adjustments. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the Purchase Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock, or sale by the Company of shares of its Common Stock at a price below the then applicable exercise price of the Purchase Warrants. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation or sale of all or substantially all of the assets of the Company in order to enable Purchase Warrant holders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Purchase Warrant. No adjustments will be made until the cumulative adjustments in the exercise price per share amount to $.05 or more. No adjustment to the exercise price of the shares subject to the Purchase Warrants will be made for dividends (other than dividends in the form of stock), of any, paid on the Common Stock or for securities issued pursuant to the Company's stock option plans or other employee benefit plans of the Company.

         Transfer, Exchange and Exercise. The Purchase Warrants are in registered form and may be presented to the Transfer and Warrant Agent for transfer, exchange or exercise at any time on or prior to their expiration date five years from the date of this Prospectus, at which time the Purchase Warrants become wholly void and of no value. If a market for the Purchase Warrants develops, the holder may sell the Purchase Warrants instead of exercising them. There can be no assurance, however, that a market for the Purchase Warrants will develop or continue. If the Company is unable to qualify the Common Stock underlying the Purchase Warrants for sale in particular states, holders of the Purchase Warrants residing in such states and desiring to exercise the Purchase Warrants will have no choice but to sell such Purchase Warrants or allow them to expire.

         Warrantholder Not a Shareholder. The Purchase Warrants do not confer upon holders any voting or other rights as shareholders of the Company.


                                TRANSFER AGENT

         The Transfer Agent for the Common Stock and the Purchase Warrants is American Stock Transfer and Trust Company, 40 Wall Street, New York, New
York  10005.

                                 LEGAL MATTERS

         The validity under Michigan law of the authorization and issuance of the shares offered hereby will be passed upon for the Company by Dykema Gossett PLLC, Detroit, Michigan.

                                    EXPERTS

         The balance sheets, as of December 31, 1996 and 1995, and the statements of operations, stockholders' equity and cash flows for the years ended December 31, 1996 and 1995, included in the Form 10-K which is incorporated by reference in this Prospectus, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated by their report with respect thereto, and are incorporated herein upon the authority of said firm as experts in accounting and auditing.

         The statements of operations, stockholders' equity and cash flows for the year ended December 31, 1994, included in the Form 10-K which is incorporated by reference in this Prospectus, have been audited by Deloitte & Touche LLP, independent certified public accountants, as stated in their report with respect thereto, and are incorporated herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.   Other Expenses of Issuance and Distribution

         The following statement sets forth the estimated amounts of expenses, all of which will be borne by the Company, in connection with the distribution of the Units, and Common Stock issuable upon the exercise of the Purchase Warrants comprising the Units:

            SEC Registration Fee................................$  455
            NASDAQ Listing Fee..................................$2,400
            Pacific Stock Exchange Listing Fee..................$  600
            Accounting Fees and Expenses........................$5,000
            Legal Fees and Expenses.............................$6,000
            Blue Sky Fees and Expenses .........................$1,000
            Miscellaneous Expenses .............................$5,000

            Total Expenses.....................................$20,455

Item 15.   Indemnification of Directors and Officers

         Sections 561 through 571 of the Michigan Business Corporation Act set forth the conditions and limitations governing the indemnification of officers, directors and other persons.

         The Company's Articles of Incorporation and Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted by law, and permit the Company to indemnify employees and agents, for expenses, judgments, penalties, fines and amounts paid in settlement in connection with any pending, threatened or completed action, suit or proceeding (other than by or in the right of the Company), to which any such person was made a party by reason of the fact that he or she was acting in such capacity for the Company or was serving as such for another corporation or enterprise at the Company's request, if such persons acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Company or its shareholders or, in respect to a criminal proceeding, had no reasonable cause to believe such conduct was unlawful.
In actions by or in the right of the Company, indemnification is limited to expenses and amounts paid in settlement. Reference is made to Article V of the Company's Articles of Incorporation, a copy of which is filed as Exhibit
3.1 to the Company's Registration Statement on Form S-1 (No. 33-81350), and to Article XI of the Company's Bylaws, a copy of which is filed as Exhibit
3.2 to the Company's Registration Statement on Form S-1 (No. 33-81350), which provide for indemnification of directors and officers of the Company.
Article 11 of the Bylaws also authorizes the Company to purchase and maintain insurance on behalf of any officer, director, employee or agent of the Company against any liability asserted against or incurred by them in such capacity or arising out of their status as such whether or not the Company would have the power to indemnify such officer, director, employee or agent against such liability under the provisions of such Article or Michigan law. The Company currently has an insurance policy covering directors and officers acting in their capacity as such.

         The Michigan Business Corporation Act permits Michigan corporations to limit the personal liability of directors for a breach of their fiduciary duty. The Company's Articles of Incorporation limit liability to the maximum extent permitted by law. The Company's Articles of Incorporation provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of the director's fiduciary duty. However, they do not eliminate or limit the liability of a director for any of the following: (i) a breach of the director's duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) declaring an unlawful dividend or distribution to shareholders; (iv) a transaction from which the director derives an improper personal benefit; and (v) an act or omission occurring prior to September 4, 1987, the effective date of the pertinent article. As a result of the inclusion of such a provision, shareholders of the Company may be unable to recover monetary damages against directors for actions taken by them which constitute negligence or gross negligence or which are in violation of their fiduciary duties, although it may be possible to obtain injunctive or other equitable relief with respect to such actions.

Item 16.   Exhibits

         A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

Item 17.  Undertakings

         1. Except to the extent that the information is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 and incorporated by reference into this registration statement, the undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 and
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         2. The undersigned registrant hereby undertakes: (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and (c) to remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

         3. The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         4. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the

Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmington Hills, State of Michigan on the 24th day of April, 1997.


                                  DATA SYSTEMS NETWORK CORPORATION


                                  By:    /s/ Michael W. Grieves
                                          Michael W. Grieves, Chairman,
                                          President and Chief Executive
                                          Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on April 24, 1997.


Signature


/s/ Michael W. Grieves
Michael W. Grieves
Chairman of the Board, President,
 Chief Executive Officer and
 Director (Principal Executive Officer)


/s/ Philip M. Goy
Philip M. Goy
Vice President-Finance and
 Chief Financial Officer
 (Principal Financial Officer)


/s/ Julie A. Vitale-Johnston
Julie A. Vitale-Johnston
Controller (Principal
 Accounting Officer)


*
Walter J. Aspatore
Director


*
Richard R. Burkhart
Director


*
Jerry A. Dusa
Director



* By:/s/ Michael W. Grieves
          Michael W. Grieves
          Attorney-in-Fact

                                 EXHIBIT INDEX


Exhibit No.      Description of Exhibits

 5.1             Opinion of Dykema Gossett PLLC

 4.1 Warrant Agreement between the Company and American Stock Transfer and Trust Company filed as Exhibit 10.5 to the Registrant's Post-Effective Amendment No.1 on Form S-3 to Form S-1 Registration Statement (No. 33-81350) and incorporated herein by reference

 4.2 Representative's Warrant filed as Exhibit 4.3 to Amendment No. 3 to the Registrant's Registration Statement on Form S-1 (No. 33-81350) and incorporated herein by reference

 4.3             Financial Consulting Contract and Amendment of
                 Representative's Warrant dated December 22, 1996

 4.4             Warrant Redemption Agreement dated January 27, 1997

23.1             Consent of KPMG Peat Marwick LLP

23.2             Consent of Deloitte & Touche LLP

23.4             Consent of Dykema Gossett PLLC (included in Exhibit 5.1)

24.1             Power of Attorney of Walter J. Aspatore

24.2             Power of Attorney of Richard R. Burkhart

24.3             Power of Attorney of Jerry A. Dusa